Exhibit 12

WEYERHAEUSER COMPANY AND SUBSIDIARIES

COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES

(Dollar amounts in millions)
	2006	2005	2004	2003	2002
Available earnings:
Earnings from continuing operations before interest expense, amortization of debt expense and income taxes	$1,457	$1,670	$2,745	$1,356	$1,191
Add: interest portion of rental expense	63	59	60	60	54
Deduct: undistributed earnings of equity affiliates	(49)	10	(38)	9	(20)

Available earnings	$1,471	$1,739	$2,767	$1,425	$1,225

Fixed charges:
Interest expense incurred:
Weyerhaeuser Company and subsidiaries excluding Weyerhaeuser Real Estate Company and other related subsidiaries	$604	$721	$823	$801	$797
Weyerhaeuser Real Estate Company and other related subsidiaries	67	53	57	53	53

Subtotal	671	774	880	854	850
Less: intercompany interest	(10)	3	—	—	(1)

Total interest expense incurred	661	777	880	854	849
Amortization of debt expense	11	18	15	14	24
Interest portion of rental expense	63	59	60	60	54

Total fixed charges	$735	$854	$955	$928	$927

Ratio of earnings to fixed charges	2.00	2.04	2.90	1.54	1.32

WEYERHAEUSER COMPANY WITH ITS WEYERHAEUSER REAL ESTATE COMPANY AND OTHER RELATED SUBSIDIARIES ACCOUNTED FOR ON THE EQUITY METHOD, BUT EXCLUDING THE UNDISTRIBUTED EARNINGS OF THOSE SUBSIDIARIES COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES

(DOLLAR AMOUNTS IN MILLIONS)
	2006	2005	2004	2003	2002
Available earnings:
Earnings from continuing operations before interest expense, amortization of debt expense and income taxes	$1,392	$1,599	$2,653	$1,276	$1,118
Add: interest portion of rental expense	55	52	55	55	51
Deduct: undistributed earnings of equity affiliates	(6)	30	(8)	2	(4)
Deduct: undistributed earnings before income taxes of Weyerhaeuser Real Estate Company and other related subsidiaries	(723)	(734)	(610)	(277)	(166)

Available earnings	$718	$947	$2,090	$1,056	$999

Fixed charges:
Interest expense incurred	$604	$721	$823	$801	$797
Amortization of debt expense	11	18	15	14	24
Interest portion of rental expense	55	52	55	55	51

Total fixed charges	$670	$791	$893	$870	$872

Ratio of earnings to fixed charges	1.07	1.20	2.34	1.21	1.15